EXHIBIT 31(b)

I, Mark R. Bachmann, certify that:

1.	I have reviewed this annual report on Form 10-K/A of Zep Inc.; and

2.	Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

Date: November 7, 2008

/s/ Mark R. Bachmann
Mark R. Bachmann
Executive Vice President and Chief Financial Officer

[A signed original of this written statement required by Section 302 of the Sarbanes-Oxley Act has been provided to Zep Inc. and will be retained by Zep Inc. and furnished to the Securities and Exchange Commission or its staff upon request.]